May 14, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 10, 2010, to be filed by our former client, Senetek PLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Macias Gini & O'Connell LLP

Macias Gini & O'Connell LLP